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                          EXHIBIT 11

             COMPUTATION OF PER SHARE EARNINGS


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              COMPUTATION OF PER SHARE EARNINGS        Exhibit 11



                                         Years Ended June 30,
                                     ----------------------------
                                       1998      1997      1996
                                     --------  --------  --------
                                    (thousands of dollars, except
                                    shares and per share amounts)

Net earnings available for
  common stock..................     $ 12,229  $ 19,032  $ 20,839
                                     ========  ========  ========

Basic earnings per share:
  Average shares outstanding....       27,580    26,886    26,759
                                     ========  ========  ========

  Basic earnings per share......     $    .44  $    .71  $    .78

Diluted earnings per share:
  Average shares outstanding....       27,580    26,886    26,759
  Common stock equivalents......        1,073     1,061       838
                                     --------  --------  --------
  Average shares outstanding....       28,653    27,947    27,597
                                     ========  ========  ========

  Diluted earnings per share....     $    .43  $    .68  $    .76
                                     ========  ========  ========

------------------------

Note: All periods have been adjusted for each of the 5% stock dividends distributed on December 10, 1997, December 10, 1996 and November 27, 1995, the three-for-two stock split distributed in the form of a 50% stock dividend on July 13, 1998 and the four-for-three stock split dis-tributed in the form of a 33 % stock dividend on March 11, 1996.